U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4
                  Statement of Changes in Beneficial Ownership

                Filed pursuant to Section 16(a) of the Securities
            Exchange Act of 1934, Section 17(a) of the Public Utility
         Holding Company Act of 1935 or Section 30(f) of the Investment
                               Company Act of 1940


___ Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1.       Name and Address of Reporting Person

         Ralph A. Eatz
         3130 Gateway Drive
         P. O. Box 5625
         Norcross, GA 30091-5625

2.       Issuer Name and Ticker or Trading Symbol

         Immucor, Inc./BLUD

3.       IRS or Social Security Number of Reporting Person (Voluntary)


4.       Statement for Month/Year

         10/11/02

5.       If Amendment, Date of Original (Month/Year)

         NA

6.       Relationship of Reporting Person to Issuer (check all applicable)

         X        Director
         X        Officer (give title below)
                  10% Owner
                  Other (specify below)

         Sr. Vice President-Operations

7.       Individual or Joint/Group Filing

          Form filed by One Reporting Person                  X
          Form filed by More than One Reporting Person       ___

TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.       Title of Security   (Instr.3)

         Common Stock, $.10 par value

2.       Transaction Date (Month/Day/Year)


A.               10/9/2002
B.               10/9/2002
C.               10/9/2002

3.       Transaction Code (Instr. 8)

A.               S
B.               S
C.               S

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

        Amount             (A) or (D)              Price

A.       1,155                  D                  $18.84
B.       1,330                  D                  $18.85
C.       9,000                  D                  $18.90


5.       Amount of Securities       6.  Ownership Form:   7.  Nature of Indirect
         Beneficially Owned at           Direct (D) or      Beneficial Ownership
         End of Month                    Indirect (I)            (Instr. 4)
         (Instr. 3 and 4)                 (Instr. 4)

         258,571     as previously reported   D
         (11,485)    shares disposed
         ---------
         247,086     direct shares owned at end of period

             172     as previously reported   I                    by wife

         247,258     grand total shares owned at end of period


TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security (Instr. 3)

         N/A

2.       Conversion or Exercise Price of Derivative Security

         N/A

3.       Transaction Date (Month/Day/Year)

         N/A

4.       Transaction Code (Instr. 8)

         N/A

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

         Options as previously reported     195,000
         (A)                        (D)
         N/A                        N/A

6.       Date Exercisable and Expiration Date (Month/Day/Year)

         Date Exercisable           Expiration Date
         N/A                                N/A

7.       Title and Amount of Underlying Securities (Instr. 3 and 4)

         Title                 Amount or Number of Shares
         NA                             NA

8.       Price of Derivative Security (Instr. 5)

                  NA

9.       Number of Derivative Securities Beneficially Owned at End of Month
         (Instr. 4)

         195,000           (as previously reported)

10.      Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
         (Instr. 4)

         D

11.      Nature of Indirect Beneficial Ownership (Instr. 4)

         NA

Explanation of Responses:



/s/Ralph A. Eatz, by Steven C. Ramsey as Power of Attorney
----------------------------------------------------------
Signature of Reporting Person

10/11/02
Date